NEWS

For Immediate Release
Contact: Matt Murtha, Director of Marketing (585) 786-7611, mtmurtha@five-starbank.com

Five Star Bank Agrees to Acquire Eight New Branches throughout Upstate NY
Transaction expected to increase Five Star Bank’s total deposits by $376 million

WARSAW, N.Y., January 20, 2012 – Five Star Bank, an affiliate of Warsaw based Financial Institutions, Inc. (NASDAQ – FISI), has entered into definitive agreements to acquire four retail banking branches currently owned by HSBC Bank USA, N.A. (“HSBC”) and four retail banking branches currently owned by First Niagara Bank, N.A. (“First Niagara”) as part of a divestiture by First Niagara in connection with its purchase of 195 HSBC retail bank branches throughout Upstate New York and Connecticut. The deposits associated with these branches total approximately $376 million, while loans total approximately $94 million. The transaction is subject to regulatory approval and is expected to close by the end of the third quarter.

Five Star Bank has agreed to acquire the following branches:

Location	Branch Type	Address	Current Total
Deposits
Albion	HSBC	102 North Main Street, Albion, N.Y. 14411	$43.9 million
Batavia	First Niagara	401 West Main Street, Batavia, N.Y. 14020	$49.5 million
Brockport	First Niagara	2 West Avenue, Brockport, N.Y. 14420	$46.8 million
Elmira	HSBC	150 Lake Street, Elmira, N.Y. 14901	$92.9 million
Elmira Heights	HSBC	217 Prescott Avenue, Elmira Heights, N.Y. 14903	$20.8 million
Horseheads	HSBC	309 South Main Street, Horseheads, N.Y. 14845	$59.3 million
Medina	First Niagara	327 Main Street, Medina, N.Y. 14103	$39.3 million
Waterloo	First Niagara	1959 Route 20, Waterloo, N.Y. 13165	$23.3 million

“Five Star Bank is well positioned to continue its success by maintaining and growing its market share throughout Western and Central New York,” said Peter G. Humphrey, President and CEO of Five Star Bank. “We’re excited about the opportunity to expand our branch network and bring our unique and proven style of community banking to new customers and communities, while continuing to serve those that have chosen easy banking in our established footprint.”

About Five Star Bank: With $2.3 billion in assets, Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and more than 70 ATMs in Western and Central New York State, and employs more than 600 people. Five Star Bank, along with Five Star Investment Services, both affiliates of Financial Institutions, Inc., also provides diversified financial services to its customers and clients, including brokerage and insurance. More information is available at .

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

###